SUMMARY OF TERMS

Parties:          Connecticut Development Authority ("CDA")
                           Automated Light Technologies, Inc. ("ALT")
                           FiberCore, Inc. ("FCI")

Loan Balance: As of August 20, 1996, ALT is in default on its loan from CDA, with the loan balance being $272,150 on that date, including principal of $20,275 and interest of $69,875. ALT also owes late payment penalties in connection with the loan, which CDA agrees to waive if ALT complies with its covenants as contemplated hereunder.

Warrant: CDA's warrant currently entitles CDA to purchase 106,399 shares of FCI common stock at $1.48 per share (aggregate purchase price $157,470). CDA will exercise the warrant and pay the exercise price by canceling $157,470 of the Loan Balance. As a result, CDA will received 106,399 shares of FCI common stock.

Conversion:                On the date of  closing,  the then  remaining  actual
                           loan   balance    (principal   and   interest)   will
                           automatically be converted into shares of FCI common stock at the rate of 60% of the Current Market Value of FCI. Current Market Value of FCI shall be defined as the average closing price of FCI's common shares as reported through (Bloomberg or America On-Line) for the last 15 consecutive trading days, immediately preceding the date of closing.

Other: In the event that the CDA stock is not freely salable to the public and FCI's common stock is not listed on the Nasdaq Small Cap Market or the National Market Listing on or before May 15, 1997, FCI shall issue an additional 10,000 shares of its common stock to CDA for no additional consideration. If these conditions remain unsatisfied as of August 15, 1997, then FCI shall issue 10,000 additional shares of its common stock to CDA for no additional considerations.

                           All  share   issued  to  CDA  shall  be   subject  to
                           anti-dilution    protection    for   stock    splits,
                           combinations, and stock dividends.

                           Upon conversion, CDA will issue a general release in favor of ALT, FCI, their respective officers, directors, employees and guarantors with respect to the loan and warrant, and will release its lien on ALT's assets. ALT and FCI will issue similar releases to CDA.

Closing:          On or before August 31, 1996.

By their signatures below, the parties accept and agree to the foregoing, subject in each case to Board of Directors approval.

CONNECTICUT DEVELOPMENT AUTHORITY           AUTOMATED LIGHT
TECHNOLOGIES, INC.

BY:  /s/ Antio Roberto                      BY:   /s/ Charles DeLuca
     ----------------------------                 ------------------------------
     Its Senior Vice President                    Its Exec. V.P. & Director
     Antonio Roberto                              Charles DeLuca
                                                  27th of August 1996



                                             FIBERCORE, INC.


                                             BY:   /s/  Mohd Aslami
                                                   -----------------------------
                                                  Its Chairman, CEO
                                                  Mohd Aslami
                                                  27th of August 1996